Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
March 10, 2010	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(801) 584-5959
NYSE: HUN

HUNTSMAN TO ISSUE SENIOR SUBORDINATED NOTES

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today announced its intention, subject to market and other conditions, to privately offer up to $250 million principal amount of senior subordinated notes due 2020 through its wholly owned subsidiary, Huntsman International LLC.

Huntsman intends to use all of the net proceeds to repurchase or redeem certain of its outstanding senior subordinated notes.

The notes to be offered have not been registered under the Securities Act of 1933 (the “Securities Act”), or any state securities laws; and unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.